Exhibit (a)(1)

iCAD, INC.

OFFER TO EXCHANGE CERTAIN OPTIONS TO PURCHASE COMMON STOCK

THE OFFER AND YOUR WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M. EASTERN TIME ON OCTOBER 20, 2006, UNLESS WE EXTEND THIS OFFER

Dated: September 22, 2006

iCAD, INC.

OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS TO PURCHASE COMMON STOCK

THE OFFER AND YOUR WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M. EASTERN TIME ON OCTOBER 20, 2006, UNLESS WE EXTEND THIS OFFER (THE “EXPIRATION DATE”)

iCAD, Inc., a Delaware corporation (“iCAD,” “we”, “us” of “our”) is offering to employees of iCAD and its majority-owned or wholly-owned subsidiaries and members of the Board of Directors (“Directors”) of iCAD and certain consultants to iCAD (“Consultants”), the opportunity to tender for cancellation all outstanding options to purchase shares of our common stock, $.01 par value (“Common Stock”), previously granted to them under the iCAD, Inc. 2001 Stock Option Plan (the “2001 Plan”), 2002 Stock Option Plan (the “2002 Plan”), 2004 Stock Incentive Plan (the “2004 Plan”), the Intelligent Systems Software, Inc. 2001 Stock Option Plan (the “ISS Plan”) and certain Non-Plan Stock Options that were granted in connection with the Company’s acquisition of Qualia Computing, Inc. and its CADx Systems, Inc. subsidiary (the “Non-Plan Options”), having an exercise price in excess of $2.00 per share (the “Eligible Options”), in exchange for new options (the “New Options”).

We are making this offer upon the terms and subject to the conditions set forth in this Offer to Exchange and in the accompanying (i) Letter of Transmittal and (ii) notice of withdrawal from the offer (the “Notice of Withdrawal) (which together, as they may be amended from time to time, constitute the “offer”). The Eligible Options surrendered and accepted by us for cancellation will be cancelled as of 5:00 p.m. Eastern Time on the Expiration Date (i.e. on October 20, 2006 unless we extend the offer) (the “Cancellation Date”). Subject to stockholder approval and other conditions set forth in the Offer to Exchange, we will grant the New Options on or about the first business day after the Cancellation Date (the “Replacement Grant Date”). Issuance of new option agreements, shall be as promptly as practicable after the Replacement Grant Date.

The number of shares of Common Stock subject to the New Options to be granted to each participant whose Eligible Options have been accepted by us for cancellation, will be equal to the number of shares of Common Stock subject to the Eligible Options of that participant so cancelled. The number of shares of Common Stock subject to the New Options will be subject to adjustments for any stock splits, stock dividends and similar events.

This offer is not conditioned upon a minimum number of Eligible Options being elected for exchange. You must, however, tender all Eligible Options of the same class (i.e., those that have the same exercise price and expiration date) that meet the criteria for tendering set forth in this Offer to Exchange if you choose to tender any Eligible Options within that class. However, if you choose to tender a particular class of Eligible Options you may choose not to tender a class of Eligible Options owned by you that has a different exercise price and/or expiration date from the Eligible Options you tender.

This offer will not be consummated, and accordingly there will be no exchange of Eligible Options under the Offer to Exchange and the Offer to Exchange Program will be terminated, if the Offer to Exchange does not receive the requisite affirmative vote of stockholders at our annual meeting of stockholders being held on October 20, 2006 or any adjournment or postponement thereof. Even if approved by our stockholders, our Board of Directors will retain the authority, in its sole discretion, to terminate, modify, amend or postpone the Offer to Exchange at any time prior to the Closing Date. This offer is also subject to other conditions, which we describe in Section 7 of this Offer to Exchange.

If you elect to tender any of your Eligible Options for exchange as described in the Offer to Exchange and if your Eligible Options are accepted for cancellation, we will cancel your outstanding Eligible Options that you have tendered for exchange and we will grant you New Options pursuant to a new option agreement between iCAD and you. Some key features of the New Options will include:

•
The number of shares of our Common Stock subject to the New Options will equal the same number of shares subject to the cancelled Eligible Options, subject to adjustment for any stock splits, stock dividends and similar events.

•	The vesting schedule of the cancelled Eligible Options will not carry over to the New Options. Instead, the New Options will vest immediately.

•
The exercise price of the New Options will equal to the greater of (i) the closing sale price of our Common Stock on the Replacement Grant Date or (ii) $2.00 per share, subject to adjustment for any stock splits, stock dividends and similar events.

•	The New Options will have a term of two (2) years from the Replacement Grant Date.

•
The New Options will be “non-qualified options” and not “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986 (the “Code”), as amended, regardless of whether any of the cancelled Eligible Options were incentive stock options or non-qualified stock options.

•
The New Options will otherwise contain other terms and conditions that are substantially the same as those of the 2001 Plan and 2001 Plan option agreement, the 2002 Plan and the 2002 Plan Agreement, the 2004 Plan and the 2004 Plan Agreement, the ISS Plan, or the terms of Non-Plan Options, as the case may be, that governed the Eligible Options surrendered. Non-Plan Options will also be covered by the terms of the Non-Plan Option, a form of which has been filed by the Company with the Securities and Exchange Commission as Exhibit (d)(5) to its Schedule TO. A copy of this exhibit is available from the Company upon request as noted in Section 17 of the Offer to Exchange.

Except with respect to the grant of New Options, if any, to those participants who have elected to tender their Eligible Options and whose Eligible Options have been accepted for cancellation by ICAD, nothing herein shall constitute an agreement by or obligation of ICAD, its Board of Directors or any committee of the Board of Directors established for the purpose of administering the grant of stock options, to grant any other options in the future. The grant of any other options and the amount or percentage of other options that may be granted in the future will be determined at the sole discretion of our Board of Directors or the committee of the Board of Directors established for such purpose.

ALTHOUGH OUR BOARD OF DIRECTORS HAS APPROVED THIS OFFER, NEITHER WE NOR OUR BOARD OF DIRECTORS MAKE ANY RECOMMENDATION AS TO WHETHER YOU SHOULD ELECT TO EXCHANGE OR REFRAIN FROM ELECTING TO EXCHANGE YOUR ELIGIBLE OPTIONS. YOU MUST MAKE YOUR OWN DECISION WHETHER TO ELECT TO EXCHANGE YOUR ELIGIBLE OPTIONS.

Shares of our Common Stock are quoted on the Nasdaq Capital Market under the symbol “ICAD.” On September 21, 2006, the last reported sale price of our Common Stock as reported on the Nasdaq Capital Market was $1.86 per share. The current market price of our Common Stock, however, is not necessarily indicative of future stock prices and we cannot predict what the closing sale price of our Common Stock will be on the Replacement Grant Date.

THIS OFFER TO EXCHANGE HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") OR ANY STATE SECURITIES COMMISSION NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THE EXCHANGE OFFER OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO EXCHANGE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

You should direct questions about this offer or requests for assistance or for additional copies of the Offer to Exchange and related documents to Annette Heroux, by email at aheroux@icadmed.com, by facsimile at (603) 880-3843 or by telephone at (603) 882-5200.

IMPORTANT

If you wish to elect to exchange your Eligible Options, you must complete and sign the Letter of Transmittal in accordance with its instructions and send the Letter of Transmittal, together with all documents required by the Letter of Transmittal to iCAD, to the attention of Annette Heroux, by mail or by hand delivery to Annette Heroux at iCAD, Inc., 4 Townsend West, Suite 17, Nashua, New Hampshire 03063. Your Eligible Options will not be considered tendered until we receive your completed Letter of Transmittal and all documents required by the Letter of Transmittal.

We are not aware of any jurisdiction where the making of the offer violates applicable law. If we become aware of any jurisdiction where the making of the offer violates applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will elections to exchange options be accepted from or on behalf of, the optionholders residing in such jurisdiction.

WE CANNOT GUARANTEE THAT, SUBSEQUENT TO THE REPLACEMENT GRANT DATE, THE MARKET PRICE OF OUR COMMON STOCK WILL INCREASE TO A PRICE THAT IS GREATER THAN THE EXERCISE PRICE OF THE NEW OPTIONS. Our Board of Directors recognizes that the decision to accept the offer is an individual one that should be based on a variety of factors, and you should consult your personal advisors if you have questions about your financial, legal or tax situation. The information about this offer is limited to this document, including the Summary Term Sheet and the accompanying documents.

We have not authorized any person to make any recommendation on our behalf as to whether you should elect to exchange or refrain from electing to exchange your Eligible Options pursuant to the offer. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to give you any information or to make any representation in connection with this offer other than the information and representations contained in this document or in the accompanying documents. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

Schedule A	Information Concerning the Directors and Executive Officers of iCAD, Inc.	A-1

vi

SUMMARY TERM SHEET

The following section answers some of the questions that you may have about this offer. However, it is only a summary. You should carefully read the remainder of this Offer to Exchange and the accompanying (i) Letter of Transmittal and the (ii) Notice of Withdrawal because the information in this summary is not complete and because there is additional important information in the remainder of this Offer to Exchange, Letter of Transmittal and Notice of Withdrawal. We have in certain instances included page references to the remainder of this Offer to Exchange where you can find a more complete description of the topics in this summary.

General Questions About The Offer

1. What Securities Are We Offering To Exchange?

We are offering to exchange all Eligible Options to purchase shares of iCAD Common Stock that are outstanding and were granted under the 2001 Plan, 2002 Plan, 2004 Plan, the ISS Plan, and Non Plan Options with an exercise price in excess of $2.00 per share for New Options, as more fully described in the response to Question 5 below.

2. Why Are We Making The Offer To Exchange?

We are making this Offer to Exchange because a considerable number of our employees and Directors and certain of our Consultants have options to purchase our Common Stock that have exercise prices significantly above the current and recent trading prices of our Common Stock. We believe that these “under water” options are unlikely to be exercised in the near future. We are making this Offer to Exchange on a voluntary basis to allow our employees and Directors and Consultants who are eligible to participate in the offer to choose whether to keep their Eligible Options at their current exercise price, or to cancel those Options for the grant of New Eligible Options. Subject to the other conditions of this offer, the New Options will be granted on the Replacement Grant Date which shall be on or about the first business day after the Cancellation Date. The exercise price of these New Options will equal to the greater of (i) the closing sale price of our Common Stock on the Replacement Grant Date or (ii) $2.00 per share, subject to certain anti-dilution adjustments for stock splits, stock dividends, stock combinations and similar events. WE CANNOT GUARANTEE THAT THE NEW OPTIONS WILL HAVE A LOWER EXERCISE PRICE THAN EITHER THE ELIGIBLE OPTIONS OR THE SALE PRICE OF OUR COMMON STOCK ON ANY DATE AFTER THE REPLACEMENT GRANT DATE. We are making this offer in order to provide those eligible employees, Directors and Consultants with the opportunity to own options that over time that may have a greater potential to increase in value, as well as the opportunity to realize some value from their Eligible Options. We hope that this will create better performance incentives for our employees and Directors. (See Pages 10-11 of the Offer to Exchange).

3. Who Is Eligible?

Any current employee of iCAD or its majority-owned or wholly-owned subsidiaries and any Director of iCAD with an Option under the 2001 Plan, 2002 Plan, 2004 Plan, the ISS Plan and Non-Plan Options with an exercise price in excess of $2.00 per share, is eligible. Our employees (including our Officers) and our Directors are eligible to participate in the offer. In addition, current consultants of the Company, who are not employees, are also eligible to participate in the offer.

4. Does The Offer Extend To All Of iCAD’s Employee Benefit Plans?

The offer extends only to the Options granted under the 2001 Plan, 2002 Plan, 2004 Plan, ISS Plan, and the Non-Plan Options and does not extend to any other employee benefit plan.

5. How Does The Exchange Work?

The offer requires that an eligible employee or Director or consultant make a voluntary election that will become irrevocable by 5:00 p.m., Eastern Time, on the Expiration Date, which is currently scheduled for October 20, 2006, unless the offer is extended in our sole discretion, to exchange his or her eligible outstanding Eligible Options for New Options to be granted on the Replacement Grant Date. The number of shares subject to the New Options will be equal to the number of shares subject to the cancelled Eligible Options, subject to adjustments for any stock splits, stock dividends, stock combinations and similar events. The exercise price of these New Options will equal to the greater of (i) the closing sale price of our Common Stock on the Replacement Grant Date or (ii) $2.00 per share, subject to adjustments for any stock splits, stock dividends, stock combinations and similar costs. The vesting schedule of any cancelled Eligible Options will not carry over to the New Options. Instead, the shares subject to the New Options will vest immediately upon the Replacement Grant Date. The New Options will have a term of two (2) years from the Replacement Grant Date. All of the New Options will be non-qualified stock options and not “incentive stock options” within the meaning of Section 422 of the Code regardless of whether the cancelled Eligible Option was an incentive stock option or a non-qualified stock option. The remaining terms of the New Options will be governed by the same plan or agreement as to which the options surrendered for exchange were issued, as the case may be or with respect to the Non-Plan Options by the form of non-plan Option Agreement filed as exhibit (d)(5) to the Company’s Schedule TO. (See Pages 9, 10 and 18-20 of the Offer to Exchange)

6. What Do I Need To Do To Participate In The Offer To Exchange?

To participate, you must complete the Letter of Transmittal that accompanies this Offer to Exchange, sign it, and ensure that iCAD receives it, together with all other documents required by the Letter of Transmittal, no later than the Expiration Date. You can return your Letter of Transmittal and all other required documents by hand delivery or by mail to Annette Heroux at iCAD, Inc., 4 Townsend West, Suite 17, Nashua, New Hampshire 03603. (See Pages 10-12 of the Offer to Exchange)

7. Is This A Repricing?

No, this is not a stock option repricing. In a repricing, the exercise price of an employee’s current options would be adjusted immediately to be equal to the closing price of our Common Stock on the date of repricing without any other changes in the terms of the options surrendered for exchange.

8. Why Can’t I Just Be Granted Additional New Options?

A grant of additional options to replace under water options could have a negative, dilutive impact on our earnings per share. Additionally, we have a limited pool of options that we are allowed to grant under our existing stock option plans, and therefore we must conserve our currently available options for periodic grants to current employees and for grants to new employees.

9. If I Participate, What Will Happen To My Current Options?

Eligible Options exchanged under this offer are currently scheduled to be cancelled and repurchased on the Cancellation Date which shall be as of the Expiration Date, which is currently scheduled for October 20, 2006 unless the offer date is extended in iCAD’s sole discretion. The Cancellation Date may, therefore, be extended by iCAD, in the event that iCAD extends the Expiration Date of this offer. If you elect to participate in the offer, and your Eligible Options are accepted for cancellation, then on the Cancellation Date we will repurchase and cancel all of your outstanding Eligible Options that you have elected to exchange and we have accepted for cancellation. The shares of Common Stock subject to the Eligible Options tendered and cancelled that were issued pursuant to the 2001 Plan, 2002 Plan, 2004 Plan or ISS Plan, will be returned to the pool of shares available for issuance upon the exercise of options granted under that option plan governing the Eligible Options tendered and canceled. (See Pages 14 and 23 of the Offer to Exchange)

10. What Is The Deadline To Elect To Exchange And How Do I Do So?

The deadline to elect to exchange your options in this program is the Expiration Date. This means that Annette Heroux at iCAD must have received your completed and signed Letter of Transmittal specifically indicating the Eligible Options you have elected to exchange, together with all other documents required by the Letter of Transmittal in her hands before that time. We may, in our discretion, extend the offer at any time, but we cannot assure you that the offer will be extended or, if it is extended, for how long. If we extend the offer, we will make an announcement of the extension no later than 9:00 a.m. on the next business day following the previously scheduled Expiration Date. If we extend the offer, you must deliver your completed and signed Letter of Transmittal, together with all other documents required by the Letter of Transmittal and your signed Election Form before the extended Expiration Date. We reserve the right to reject any or all Eligible Options elected for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept for exchange those Eligible Options for which you have made a proper and timely election that is not withdrawn. Subject to our rights to extend, terminate, and amend the offer, we currently expect that we will accept all such Eligible Options for cancellation and repurchase on the Cancellation Date. (See Pages 9-13 of the Offer to Exchange)

11. What Will Happen If I Do Not Turn In My Form By The Deadline?

If you do not turn in your completed and signed Letter of Transmittal and the documents required by the Letter of Transmittal by the Expiration Date, then you will not participate in the option exchange. If you elect not to participate in this offer, we do not believe that this offer will change any of the terms of your Eligible Options. However, if you choose not to accept this offer, regardless of whether such choice was voluntary or because your Eligible Options were not accepted by us for cancellation, it is possible that the Internal Revenue Service would decide that the right to exchange your incentive stock options under this offer is a “modification” of your incentive stock options. A successful assertion by the Internal Revenue Service that your incentive stock options are modified could extend the holding period of the incentive stock options to qualify for favorable tax treatment and cause a portion of your incentive stock options to be treated as non-qualified stock options. (See Pages 24-25 of the Offer to Exchange)

12. During What Period Of Time May I Withdraw A Previous Election To Exchange?

You may withdraw your election to exchange Eligible Options at any time before the Expiration Date. If we extend the offer beyond that time, you may withdraw your Eligible Options elected for exchange at any time until the extended Expiration Date of the offer. To withdraw an election to exchange Eligible Options, you must deliver by hand delivery or by mail to Annette Heroux at iCAD a completed and signed Notice of Withdrawal on or prior to the Expiration Date. Your Notice of Withdrawal will withdraw all of the Eligible Options you have previously elected to exchange. Once you have withdrawn Eligible Options, you may re-elect to exchange Eligible Options only by again following the election procedure described in the answer to Question 10. (See Pages 13-14 of the Offer to Exchange)

13. If I Participate In This Exchange Am I Eligible To Receive Other Option Grants Following The Cancellation Date?

Yes.

14. Is There Any Tax Consequence To My Participation In This Exchange?

The grantees of New Options, under current law, will not recognize income for Federal income tax purposes on the exchange of the Eligible Options for New Options. We believe that such exchange will be treated as a non-taxable exchange. Further, at the date of grant of New Options, such persons will not be required, under current law, to recognize income for Federal income tax purposes as the grant of non-qualified options is not an event on which the grantee recognizes taxable income. All of the New Options to be granted will be non-qualified stock options. On the exercise of a New Option, a grantee will recognize ordinary compensation income on the date of exercise, equal to the excess, if any, of the fair market value of our Common Stock on the date of exercise, over the exercise price of the New Option, and such compensation income will be subject to all applicable withholding taxes. iCAD will qualify for a deduction for Federal income tax purposes in the same amount in its taxable the year in which the exercise occurs subject to the requirement that the compensation be reasonable and not limited under Section 162(m) of the Code, and certain statutory provisions relating to so-called “excess parachute payments” do not apply .

WE RECOMMEND THAT ANY OPTIONEE CONSULT WITH HIS OR HER OWN TAX AND LEGAL ADVISOR(S) TO DETERMINE THE TAX, LEGAL AND OTHER CONSEQUENCES OF THIS TRANSACTION TO SUCH OPTIONEE .

15. How Should I Decide Whether Or Not To Participate?

We understand that the decision whether or not to exchange Eligible Options will be a challenging one for many eligible participants. The offer does carry considerable risk, and there are no guarantees of our future stock performance. So, the decision to participate must be each individual employee’s and/or Director’s or Consultant’s personal decision, and it will depend largely on each employee and/or Director’s or Consultant’s assumptions about the future overall economic environment, the performance of the overall market and companies in our industry, and our own business and stock price.

16. What Does Management And The Board of Directors Think Of The Offer?

Although our Board of Directors has approved the making of this offer, neither we nor our Board of Directors make any recommendation as to whether you should elect to exchange or refrain from exchanging your Eligible Options. Officers and Directors of iCAD are eligible to participate in the offer.

17. What If My Employment At Or Directorship Of iCAD Ends Either Prior to the Cancellation Date or Between The Date My Eligible Options Are Cancelled And The Replacement Grant Date?
 .
If your employment with iCAD with iCAD or one of our majority-owned or wholly-owned subsidiaries is terminated by you or iCAD voluntarily, involuntarily, or for any other reason, or your position as a non-employee Director of iCAD is terminated prior to the Expiration Date, your tendered Eligible Options will automatically be withdrawn, and you may exercise those Eligible Options subject to, and in accordance with, their terms to the extent they are vested. If your tendered options are automatically withdrawn, you will not receive any New Options.

If your employment with iCAD or one of our majority-owned or wholly-owned subsidiaries is terminated by you or iCAD voluntarily, involuntarily, or for any other reason, or your position as a non-employee Director of iCAD is terminated after the Cancellation Date but before your New Option is granted, you will not have a right to any Options that were previously cancelled pursuant to your election to exchange, and you will not have a right to the New Option that would have been issued on the Replacement Grant Date. (See Pages 18-19 of the Offer to Exchange)

18. What Are The Conditions To The Offer?

The offer is conditioned upon stockholder approval of the exchange offer which will be presented at the 2006 Annual meeting of Stockholders scheduled to be held on October 20, 2006. However, the offer is not conditioned upon a minimum number of Eligible Options being tendered for exchange. You must, however, tender all Eligible Options of the same class (i.e., those that have the same exercise price and expiration date) that meet the criteria for tendering set forth in this Offer to Exchange (e.g., with exercise price in excess of $2.00 per share) if you choose to tender any Options within that class. By way of example only, assume you had previously received the following grants of stock options:

•	an option to purchase 5,000 shares at an exercise price of $3.00 per share, expiring on January 1, 2007 (“Option A”);

•	an option to purchase 7,500 shares at an exercise price of $3.00 per share expiring on January 1, 2007 (“Option B”);

•	an option to purchase 7,500 shares at an exercise price of $4.00 per share, expiring on February 1, 2009 (“Option C”); and

•	an option to purchase 10,000 shares at an exercise price of $4.50 per share, expiring on July 1, 2010 (“Option D”).

If you intend to accept iCAD’s offer and tender Option A, you must also tender Option B (and vice versa) because they are of the same class (same exercise price and expiration date). However, you need not tender Option C or Option D. Conversely, if you choose solely to tender either of Option C or Option D, you need not tender Option A and Option B because each of Option C and Option D is of a different class (different exercise price and/or expiration date) from each other and from Option A and Option B.

THE OFFER IS ALSO SUBJECT TO A NUMBER OF CONDITIONS, INCLUDING THE CONDITIONS DESCRIBED IN SECTION 7. (See Pages 15-17 of the Offer to Exchange)

19. What happens if iCAD’s stockholders do not approve the Option Exchange Program at the annual meeting?

The offer will not be consummated, there will be no exchange of Eligible Options under the Option Exchange Program, and the Option Exchange Program and the Offer will be terminated if the Option Exchange Program does not receive the requisite affirmative vote of stockholders at the annual meeting scheduled to be held on October 20, 2006, or any adjournment or postponement thereof. See Section 7 - “Conditions of the Offer.”

SPECIFIC QUESTIONS ABOUT THE CANCELLED ELIGIBLE OPTIONS

20. Which Options Can Be Exchanged?

If an employee or Director or Consultant elects to participate in the offer, all Eligible Options of the employee or Director or Consultant previously granted under the 2001 Plan, 2002 Plan, 2004 Plan, ISS Plan and Non-Plan Options, with an exercise price in excess of $2.00 per share, may be tendered for exchange. (See Pages 9-10 of the Offer to Exchange)

21. Can I Choose Which Options I Want To Exchange?

You may choose to cancel one or more Options if they were granted under the 2001 Plan, 2002 Plan, 2004 Plan, ISS Plan or Non-Plan Options and have an exercise price in excess of $2.00 per share. Inclusion of such Eligible Options in the offer is entirely discretionary. However, as noted above in response to Question 18, you must tender for exchange all Eligible Options of the same class (i.e., those that have the same exercise price and expiration date) that meet the criteria for Eligible Options set forth in this Offer to Exchange if you choose to tender any Options within that class.

22. Can I Exchange The Remaining Portion Of An Eligible Option That I Have Already Partially Exercised?

Yes, you can exchange all remaining outstanding, unexercised Eligible Options. The number of shares subject to the New Options will be equal to the number of shares subject to the cancelled Eligible Options. The number of shares subject to the New Options will be subject to any adjustments for any stock splits, stock dividends and similar events.

23. Can I Exchange An Option Only As To Certain Shares?

No, you cannot partially exchange an outstanding Eligible Option.

SPECIFIC QUESTIONS ABOUT THE NEW OPTIONS

24. What Will Be The Share Amount of My New Options?

Employees and Directors and Consultants who participate in the offer will receive the grant of New Options on the Replacement Grant Date. The number of shares subject to the New Options will be equal to the number of shares subject to the cancelled Eligible Options, subject to adjustments for any stock splits, stock dividends and similar events. The New Options will be granted under the same plan option agreement as which the Eligible Options surrendered for exchange were originally issued, or with respect to the Non-Plan Options by the form of non-plan Option Agreement filed as Exhibit (d)(5) to the Company’s Schedule TO in each case pursuant to a new option agreement between you and iCAD. (See Pages 14-15 of the Offer to Exchange)

25. What Will Be The Exercise Price Of My New Options?

We can’t know at this point because the exercise price will be determined when the New Options are granted. Our Common Stock currently trades on the Nasdaq Capital Market under the symbol “ICAD” The exercise price of the New Options will be the greater of: (i) the closing sale price per share of our Common Stock on the Nasdaq Capital Market (or other automated securities quotation system or securities exchange where our Common Stock is then trading) on the Replacement Grant Date or (ii) $2.00. The closing price per share of our Common Stock on the Nasdaq Capital Market on September 21, 2006 was $1.86. The New Options may have a higher exercise price than some or all of your current Eligible Options. The current market price of our Common Stock is not indicative of our future stock prices. If the New Options have a greater exercise price than the Eligible Options you exchange, you will not be able to change back to your original Eligible Options unless the Board determines otherwise)

We recommend that you obtain current market quotations for our Common Stock before deciding whether to tender your eligible options. At the same time, you should consider that the current market price of our Common Stock may provide little or no basis for predicting what the market price of our Common Stock will be on the new grant date or at any time in the future.

WE CANNOT GUARANTEE THAT THE NEW OPTIONS WILL HAVE A LOWER EXERCISE PRICE THAN EITHER THE ELIGIBLE OPTIONS YOU EXCHANGE OR THE SALE PRICE OF OUR COMMON STOCK ON ANY DATE AFTER THE REPLACEMENT GRANT DATE. (See Pages 17-18 of the Offer to Exchange)

26. What Will Be The Vesting Schedule Of My New Options?

Any vesting schedule of your cancelled Options will not carry over to your New Options. Your New Options will vest and become exercisable in full on the Replacement Grant Date.

27. Will My New Options Be Incentive Stock Options Or Non-Qualified Stock Options?

Your New Options will not be “incentive stock options” within the meaning of Section 422 of the Code. All New Options will be non-qualified stock options regardless of whether your cancelled Option was an incentive stock option or a non-qualified stock option. (See Pages 19-20 of the Offer to Exchange)

28. I have an Eligible Option that is Split Between an Incentive Stock Options And A Non-Qualified Stock Options Because My Original Grant Exceeded The $100,000 IRS Limit On Incentive Stock Options. Can I Cancel One Part Of This Option But Not The Other?

You cannot cancel one part of an Option that has been split into an incentive stock option and a non-qualified stock option because it is still considered a single Option. It cannot be separated for purposes of this Offer to Exchange.

29. When Will I Receive My New Options?

We will grant the New Options on the Replacement Grant Date. If we cancel Eligible Options elected for exchange on the Cancellation Date (currently scheduled for October 20, 2006 unless this offer is extended in our sole discretion), the Replacement Grant Date of the New Options will be on or about October 23, 2006. Note that additional time will be required to make the New Options available to you and to provide you with documentation of the grant. (See Pages 14-15 of the Offer to Exchange)

30. If the New Options granted to me end up being out of the money, will there be another offer to exchange?

This is considered a one-time offer and we do not expect to make another option exchange program in the foreseeable future.

31. Are there other circumstances under which I would not be granted New Options even after I have tendered my Eligible Options and they are cancelled, and even if I continue to be otherwise eligible to receive New Options?

It is possible that even if we accept your tendered Eligible Options, we will not issue New Options to you if we are prohibited by applicable law or regulations from doing so. Additionally, our Board of Directors has the discretion to terminate, modify, amend or postpone the Option Exchange Program at any time before the program expires, even if our stockholders approve the Option Exchange Program.

THE OFFER

1. ELIGIBILITY

Employees of iCAD or one of our majority-owned or wholly-owned subsidiaries (including Officers of iCAD) and Directors (including non-employee Directors) of iCAD and Consultants to iCAD as of the date the offer commences and who remain employees and Directors or consultants through the Cancellation Date (described below in Section 6) are eligible to participate in the offer to tender their Eligible Options (described below in Section 2) for exchange and receive New Options (described below in Section 2) in the amounts and subject to the terms as provided in Section 6 below on the Replacement Grant Date (described in Section 6 below), provided such optionholder remains an employee of iCAD or one of its majority-owned or wholly-owned subsidiaries or a Director of iCAD, or a Consultant to iCAD, as the case may be through the Replacement Grant Date.

If you are not an employee of iCAD or one of our majority-owned or wholly-owned subsidiaries or a Director of iCAD, or a Consultant to iCAD, as the case may be, through the Replacement Grant Date you will not receive a New Option in exchange for your Eligible Options that have been accepted for cancellation, and you will not receive any other consideration for your cancelled Eligible Options.

2. NUMBER OF ELIGIBLE OPTIONS; EXPIRATION DATE

Upon the terms and subject to the conditions of this offer, we will accept for exchange, all Eligible Options to purchase shares of our Common Stock granted under our 2001 Plan, 2002 Plan, 2004 Plan, ISS Plan and Non-Plan Options that have an exercise price in excess of $2.00 per share, that are validly tendered on or prior to the “Expiration Date,” as defined below, and which are not properly withdrawn in accordance with Section 5. There are currently outstanding 1,692,062 Eligible Options. The “Expiration Date” shall mean the later of 5:00 p.m., Eastern time, on the date of our 2006 Annual Meeting of Stockholders (which is being held on October 20, 2006) or the latest time and date to which the offer is extended. See Section 15 for a description of our rights to extend, delay, terminate and amend the offer. This offer is not conditioned on any minimum number of Eligible Options being tendered. We will not, however, accept partial tenders of an existing class of Eligible Options. You must tender all Eligible Options of the same class (i.e., those that have the same exercise price and expiration date) that meet the criteria for tendering set forth in this Offer to Exchange, if you choose to tender any Eligible Options within that class. However, if you choose to tender a particular class of Eligible Options you may choose not to tender a class of Options owned by you that has a different exercise price and/or expiration date from the Options you tender.

Subject to the applicable rules and regulations of the SEC, we expressly reserve the right, in our sole discretion, to change the terms of this offer. In the event we increase or decrease:

-
the number of Eligible Options eligible for exchange, except that in the case of an increase, it must be by an amount that exceeds 2% of the shares of Common Stock issuable upon exercise of the Options that are subject to the offer immediately prior to the increase;

-	the number of New Eligible Options to be granted on the Replacement Grant Date;

we will publish notice or otherwise notify you in writing of such action and we will extend the offer until the expiration of not fewer than ten (10) business days from the date of such notice.

If the offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner described in Section 15 of this Offer to Exchange, we will extend the offer so that the offer is open at least ten (10) business days following the publication, sending or giving of notice.

For purposes of the offer, a “business day” means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through midnight, Eastern time. There can be no assurance, however, that we will exercise our right to extend this offer.

3. PURPOSE OF THE OFFER

We have issued options to provide our employees and Directors and certain Consultants an opportunity to acquire or increase their ownership stake in iCAD, thereby creating a stronger incentive to expend maximum effort for our growth and success and encouraging our employees and Directors and Consultants to continue their employment or directorships, (or consulting services) as the case may be, with us.

Many of these options, regardless of whether they are currently exercisable, are not achieving the purpose for which they were intended since they have exercise prices that are significantly higher than the current and recent trading prices of our Common Stock, effectively making them unlikely to be exercised in the near future. We are making the offer on a voluntary basis to allow our eligible employees and Directors and Consultants to choose whether to keep their Eligible Options at their current exercise price, or to cancel those Options for the grant of New Options. Subject to the other conditions of this offer, the New Options will be granted on the Replacement Grant Date. The exercise price of these New Options will be the greater of (i) the closing sale price of our Common Stock on the Replacement Grant Date or (ii) $2.00 per share, subject to adjustment for stock splits, stock dividends, stock combinations and similar events. We are making this offer in order to provide those eligible employees and Directors and Consultants with the opportunity to own options that over time may have a greater potential to increase in value as well as the opportunity to realize some value for their Eligible Options. We hope this will create better performance incentives for our eligible employees and Directors and Consultants.

A grant of additional options to replace outstanding options which are currently under water could have a negative, dilutive impact on our earnings per share. Additionally, we have a limited pool of options available under our existing stock option plans and therefore we must conserve our currently available options for periodic grants to current employees and for grants to new employees.

NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD ELECT TO TENDER YOUR ELIGIBLE OPTIONS FOR EXCHANGE, NOR HAVE WE AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU ARE URGED TO EVALUATE CAREFULLY ALL OF THE INFORMATION IN THIS OFFER TO EXCHANGE AND TO CONSULT YOUR OWN INVESTMENT AND TAX ADVISORS. YOU MUST MAKE YOUR OWN DECISION WHETHER TO ELECT TO EXCHANGE YOUR ELIGIBLE OPTIONS.

4. PROCEDURE FOR ELECTING TO EXCHANGE ELIGIBLE OPTIONS

Proper Tender Of Eligible Options. To validly tender your Eligible Options for exchange pursuant to this offer, you must properly complete and duly execute the Letter of Transmittal which accompanies this Offer to Exchange. You must deliver the completed and executed Letter of Transmittal, together with any other documents required by the Letter of Transmittal, including your option agreement(s) evidencing the Eligible Options to be tendered by hand delivery or by mail to Annette Heroux at iCAD, Inc., 4 Townsend West, Suite 17, Nashua, New Hampshire 03063. The completed and executed Letter of Transmittal, together with all other documents required by the Letter of Transmittal must be received by Annette Heroux of iCAD on or prior to the Expiration Date (see Section 2 above).

If you do not turn in your Letter of Transmittal and all other documents required by the Letter of Transmittal by the deadline, then you will not participate in the offer and all Eligible Options you currently hold will remain unchanged at their original price and terms.

The method of delivery of the Letter of Transmittal, together with the method of delivery of the other documents required by the Letter of Transmittal, is at the discretion and risk of the tendering optionholder. Eligible Options will be deemed delivered only when actually received by us. If delivery is by mail, registered or certified mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to assure timely delivery.

Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for cancellation and payment will be determined by us in our sole discretion, and our determination will be final and binding on all parties. We reserve the absolute right to reject any and all tenders of Eligible Options that we determine are not in proper form or for which the acceptance for cancellation and issue of new options may be unlawful. We also reserve the absolute right to waive any condition of the offer or any defect or any irregularity in any tender of Eligible Options. A tender of Eligible Options will not be deemed to have been properly made until all defects or irregularities have been cured by the tendering optionholder or waived by us. Neither we nor any other person will be under any duty to give notice of any defect or irregularity in tenders, nor shall neither we nor any other person incur any liability for failure to give such notice.

Lost, Stolen, Destroyed Or Mutilated Option Agreements Evidencing The Tendered Eligible Options. If your option agreement evidencing the Eligible Options to be tendered has been lost, stolen, destroyed or mutilated, you must indicate that fact in the space provided in the table captioned “Description of Options Tendered” on the Letter of Transmittal, indicating the number of Eligible Options subject to the lost, stolen, destroyed or mutilated option agreement. If you believe that certain or all of the Eligible Options that you intend to tender are subject to an option agreement that has been lost, stolen, destroyed or mutilated we urge you to contact us as soon as possible after your receipt of this Offer to Exchange and related documents in order to ascertain the steps that must be taken to provide the necessary certification to iCAD that the option agreement evidencing the Eligible Options to be tendered has been lost, stolen, destroyed or mutilated. In order to avoid delay, you should contact Annette Heroux at (603) 862-5200. Please do not wait until just before the Expiration Date to contact us regarding your lost, stolen, destroyed or mutilated option agreement. This may not afford enough time for iCAD to obtain the necessary certification for such lost, stolen, destroyed or mutilated option agreement evidencing the Eligible Options elected for exchange and could affect iCAD’s ability to accept those Options for cancellation.

Our Acceptance Constitutes an Agreement. Your election to exchange Eligible Options pursuant to the procedures described above constitute your acceptance of the terms and conditions of this offer. OUR ACCEPTANCE FOR EXCHANGE AND CANCELLATION OF YOUR ELIGIBLE OPTIONS ELECTED BY YOU PURSUANT TO THE OFFER WILL CONSTITUTE A BINDING AGREEMENT BETWEEN US AND YOU UPON THE TERMS AND SUBJECT TO THE CONDITIONS OF THE OFFER.

Subject to our rights to extend, terminate or amend the offer, we currently expect that we will, on the Cancellation Date, accept for cancellation all properly elected Eligible Options that have not been validly withdrawn.

5. CHANGE IN ELECTION/WITHDRAWAL RIGHTS

You may change your election and withdraw the Eligible Options you have elected to exchange only if you comply with the provisions of this Section 5.

You have the right to withdraw the Eligible Options you have elected to exchange at any time before the Expiration Date as that may be extended in our discretion (see Section 2 above).

To validly withdraw Eligible Options that you have elected to exchange you must deliver to us a properly completed and duly executed Notice of Withdrawal that accompanies this Offer to Exchange, while you still have the right to withdraw your election to exchange Options. The Notice of Withdrawal, if properly completed and executed and timely received by iCAD, will withdraw from election to exchange all of your previously tendered Options pursuant to this offer. You may not withdraw a portion of your previously tendered Options with the Notice of Withdrawal. If you have submitted to iCAD a Letter of Transmittal pursuant to this offer, and prior to the Expiration Date, you wish to change the number of Eligible Options you have elected for exchange, you must submit a new Letter of Transmittal indicating the new number of Eligible Options you wish to elect for exchange. That newly submitted Letter of Transmittal, if properly completed and executed and timely received by iCAD, together with any other documents required by that Letter of Transmittal, will be deemed to supersede all prior submissions. Except as described in the following sentence, the optionholder who elected to exchange the Eligible Options (which are subsequently to be withdrawn) must sign the Notice of Withdrawal exactly as such optionholder’s name appears on the Letter of Transmittal.

Your tendered Eligible Options will not be considered withdrawn until we receive your Notice of Withdrawal. We must receive your properly completed and duly executed Notice of Withdrawal by 5:00 pm Eastern Daylight Time on October 20, 2006 unless we extend the Expiration Date. If you miss this deadline but remain an employee of iCAD, any previously tendered Eligible Options will be cancelled and exchanged pursuant to this Offer. We will only accept delivery of the signed Notice of Withdrawal by hand, by facsimile, by interoffice mail, or by regular or overnight mail. Delivery by e-mail or other electronic means will NOT be accepted. The method of delivery is at your own option and risk. You are responsible for making sure that the Notice of Withdrawal is delivered to the person indicated above. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your Notice of Withdrawal on time.

You may not rescind any submitted Notice of Withdrawal and the Eligible Options you withdraw will thereafter be deemed not properly elected for exchange for purposes of the offer, unless you properly re-elect those Eligible Options before the Expiration Date by following the procedures described in Section 4.

Neither iCAD nor any other person is obligated to give notice of any defects or irregularities in any Notice of Withdrawal, nor will anyone incur any liability for failure to give any such notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of Notices of Withdrawal. Our determination of these matters will be final and binding.

6. ACCEPTANCE OF ELIGIBLE OPTIONS FOR CANCELLATION AND REPURCHASE; ISSUANCE OF NEW OPTIONS

Upon the terms and subject to the conditions of this offer, on the Cancellation Date, we will accept for cancellation and repurchase Eligible Options properly elected for exchange and not validly withdrawn before the Expiration Date. The Cancellation Date will be as of the Expiration Date, which is currently scheduled for October 20, 2006, unless the offer is extended in our sole discretion. The Cancellation Date may therefore be further extended in the event we extend the Expiration Date of this offer.

If we accept the Eligible Options for cancellation that you have properly elected for exchange, we will cancel your Eligible Options on the Cancellation Date and will deliver to you a Cancellation Notice indicating the number of your tendered Eligible Options that we have accepted for cancellation.

Issuance of New Options on Replacement Grant Date. If your Eligible Options are accepted for exchange and cancelled on the Cancellation Date, you will be entitled to receive a grant of New Options on the Replacement Grant Date. If this offer is not extended, then, subject to the other terms and conditions of this offer, we expect to grant the New Options on or about October 23, 2006. We expect to send you option agreements evidencing the New Options within two weeks of such date. You will be required to promptly countersign and return a copy of such option agreement to Annette Heroux at iCAD. The number of shares of Common Stock subject to your New Options will be equal to the number of shares of Common Stock subject to your cancelled Eligible Options. The number of shares of Common Stock subject to your New Options will be subject to adjustments for stock splits, stock dividends and similar events. See Section 9 below for a discussion of the terms of the New Options.

Unless you have a current employment agreement with iCAD, if you are an employee, your employment with iCAD is on an “at-will” basis and nothing in this Offer to Exchange modifies or changes that. If your employment with iCAD with iCAD or one of our majority-owned or wholly-owned subsidiaries is terminated by you or iCAD voluntarily, involuntarily, or for any other reason, or your position as a non-employee Director of iCAD is terminated prior to the Expiration Date, your tendered Eligible Options will automatically be withdrawn, and you may exercise those Eligible Options subject to, and in accordance with, their terms to the extent they are vested. If your tendered options are automatically withdrawn, you will not receive any New Options.

If your employment with iCAD or one of our majority-owned or wholly-owned subsidiaries is terminated by you or iCAD voluntarily, involuntarily, or for any other reason, or your position as a non-employee Director of iCAD or consultant to iCAD is terminated subsequent to the Cancellation Date, but prior to Replacement Grant Date, you will not have a right to any Eligible Options that were previously cancelled, nor to the grant of New Options that would have been granted on the Replacement Grant Date and you will not receive any other consideration for your canceled Eligible Options.

7. CONDITIONS OF THE OFFER

Notwithstanding any other provision of the offer, we will not be required to accept for cancellation any Eligible Options tendered, and we may terminate or amend the offer, or postpone (subject to the requirements of the Exchange Act for prompt payment for or return of Eligible Options) for cancellation, if at any time on or after September 22, 2006 and prior to the Expiration Date any of the following events has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any such case, including any action or omission to act by us, the occurrence of such event or events makes it inadvisable for us to proceed with the offer or with such acceptance and cancellation of Options elected for exchange:

•
The proposal to approve the Option Exchange Program is not approved by the requisite vote of stockholders of our Annual Meeting of Stockholders to be held on October 20, 2006 or at any adjournment or postponement thereof;

•
there has been threatened or instituted or is pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the offer, the acquisition of some or all of the Options tendered for cancellation pursuant to the offer, the issuance of New Options, or otherwise relates in any manner to the offer or that, in our reasonable judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of iCAD or our majority-owned or wholly-owned subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our majority-owned or wholly-owned subsidiaries or materially impair the contemplated benefits of the offer to us;

•
there has been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the offer or us or any of our subsidiaries, by any legislative body, court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

(i)
make the issuance of New Options for, some or all of the Eligible Options tendered for cancellation illegal or otherwise restrict or prohibit consummation of the offer or otherwise relates in any manner to the offer;

(ii)	delay or restrict our ability, or render us unable, to issue new options for, some or all of the Eligible Options tendered for cancellation;

(iii)	materially impair the contemplated benefits of the offer to us; or

(iv)
materially and adversely affect the business, condition (financial or other), income, operations or prospects of iCAD or our majority-owned or wholly-owned subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our majority-owned or wholly-owned subsidiaries or materially impair the contemplated benefits of the offer to us;

•	there has occurred:

(i)	any general suspension of trading in, or limitation on prices for, our securities on any national securities exchange or in the over-the-counter market;

(ii)	any significant increase or decrease in the market price of the shares of our Common Stock;

(iii)
the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory or any limitation on, or any event which, in our reasonable judgment, might affect the extension of credit by lending institutions in the United States;

(iv)	the commencement of a war, armed hostilities or other international or national crises directly or indirectly involving the United States;

(v)
any limitation, whether or not mandatory, by any governmental regulatory or administrative agency or authority on, or any event that in our reasonable judgment might affect, the extension of credit by banks or other lending institutions in the United States;

(vi)
any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on the business, condition (financial or other), income, operations or prospects of iCAD or our subsidiaries or that, in our reasonable judgment, makes it inadvisable to proceed with the offer; or

(vii)	in the case of any of the foregoing existing at the time of the commencement of the offer, a material acceleration or worsening thereof.

•
there has occurred any change in generally accepted accounting standards that could or would require us for financial reporting purposes to record compensation expense against our earnings in connection with the offer;

•
a tender or exchange offer with respect to some or all of our Common Stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

(i)
any person, entity or “group,” within the meaning of Section 13(d)(3) of the Securities Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our Common Stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our Common Stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the Securities and Exchange Commission on or before October 20, 2006;

(ii)
any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the Securities and Exchange Commission on or before October 20, 2006 shall have acquired or proposes to acquire beneficial ownership of an additional 5% or more of the outstanding shares of our Common Stock; or

(iii)
any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of the assets or securities of us or any of our subsidiaries; or

•
any change or changes shall have occurred in the business, condition (financial or other), assets, income, operations, prospects or stock ownership of iCAD or our majority-owned or wholly-owned subsidiaries that, in our reasonable judgment, is or may be material to iCAD or our majority-owned or wholly-owned subsidiaries.

The conditions to the offer are for our benefit. We may assert them at our discretion regardless of the circumstances giving rise to them prior to the Expiration Date. We may waive them, in whole or in part, at any time and from time to time prior to the Expiration Date, in our discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this section will be final and binding upon all persons.

8. PRICE RANGE OF COMMON STOCK UNDERLYING THE OPTIONS

Our Common Stock is quoted on the Nasdaq Capital Market System under the symbol “ICAD.” Our fiscal year runs from January 1 through December 31. The following table sets forth, for the periods indicated, the high and low sales prices per share of our Common Stock as reported by the Nasdaq Stock Market for each of the quarters during the past two years and for the period from January 1 through September 21, 2006:

	High	Low
YEAR ENDED DECEMBER 31, 2004
First Quarter	$5.89	$3.05
Second Quarter	4.54	3.14
Third Quarter	4.00	3.10
Fourth Quarter	5.29	2.49

YEAR ENDED DECEMBER 31, 2005
First Quarter	$4.47	$3.31
Second Quarter	4.51	3.35
Third Quarter	4.10	2.45
Fourth Quarter	2.53	1.01

YEAR ENDED DECEMBER 31, 2006
First Quarter	$2.05	$1.20
Second Quarter	$2.45	$1.31
Third Quarter (through September 21, 2006)	$1.99	$1.28

We have not paid any cash dividends on our Common Stock to date, and we do not contemplate payment of cash dividends in the foreseeable future. Future dividend policy will depend on our earnings, capital requirements, financial condition, and other factors considered relevant to our Board of Directors. There are no non-statutory restrictions on our present or future ability to pay dividends. We currently have two outstanding Series of Preferred Stock that have dividend rights that are senior to holders of Common Stock.

As of September 21, 2006, the last reported sale price of our common stock as reported on the Nasdaq Capital Market was $1.86 per share. The number of shares of our common stock outstanding as of September 21, 2006 was 36,902,885.

THE CURRENT MARKET PRICE OF OUR COMMON STOCK, HOWEVER, IS NOT INDICATIVE OF FUTURE STOCK PRICES AND WE CANNOT PREDICT WHAT THE CLOSING SALE PRICE OF OUR COMMON STOCK WILL BE ON THE REPLACEMENT GRANT DATE.

9. SOURCE AND AMOUNT OF CONSIDERATION; TERM OF NEW OPTIONS

New Options. We will grant New Options to purchase our Common Stock in exchange for Eligible Options properly elected for exchange by you and accepted for cancellation by us. The number of shares of Common Stock subject to New Options will be equal to the number of shares of Common Stock subject to the Eligible Options that you elect to exchange and which are accepted for cancellation by us. The number of shares of Common Stock subject to the New Options will be subject to adjustments for any stock splits, stock dividends and similar events. If we receive and accept tenders of all of the Options eligible for exchange in the offer, we will grant New Options to purchase an aggregate of approximately 1,692,000 shares of our Common Stock. The shares of Common Stock issuable upon exercise of these New Options would equal approximately 4.6% of the total shares of our Common Stock outstanding as of September 21, 2006.

Terms of New Options. New Options granted on the Replacement Grant Date will be granted under the same plan and plan option agreement as the options that were surrendered for exchange. Non-Plan Options granted to employees will be in the form of non-plan option agreement filed as exhibit (d)(5) to the Company’s Schedule TO. The vesting schedule and term of the cancelled Options will not carry over to the New Options. Instead, the New Options will vest immediately on the Replacement Grant Date. The exercise price of the New Options will be the greater of (i) the closing sale price of our Common Stock on the Replacement Grant Date or (ii) $2.00 per share, subject to adjustment for any stock splits, stock dividends, stock combinations and similar events. All of the New Options to be granted will be non-qualified stock options regardless of whether the cancelled Option was an incentive stock option or a non-qualified stock option. All New Options will have a term of two (2) years from the Replacement Grant Date. Each New Option will be evidenced by a new option agreement. Special considerations, however, may apply to employees located abroad depending on the taxation and securities laws of the jurisdiction in which these employees are located. Except for the terms of New Options as described above, the New Option agreements will be substantially the same as the forms of option agreement attached as exhibits (d)(5)(11), (12) and (13) to the Tender Offer Statement on Schedule TO that we filed with the SEC on September 22, 2006.

If you are not an employee of iCAD or one of our majority-owned or wholly-owned subsidiaries or a Director of iCAD or a Consultant to iCAD from the Cancellation Date through the Replacement Grant Date, you will not receive any New Options or any other consideration for your cancelled Options.

The terms and conditions of the Options are set forth in the 2001 Plan, the 2002 Plan, the 2004 Plan, the ISS Plan and the Non-Plan Options and the stock option agreement you entered into in connection with the grant of such Options. The terms and conditions of the New Options including the New Option agreements to be delivered after the Replacement Grant Date will be governed by the respective plan under which they are issued or the New Option agreements for Non-Plan options, as the case may be. The terms and conditions of each of the 2001 Plan, the 2002 Plan, the 2004 Plan and the ISS Plan are summarized in the Section 10(a) prospectuses prepared by us on September 20, 2002 and October 10, 2004 in connection with our registration statement on Form S-8, but which prospectuses have not been filed with the Securities and Exchange Commission. You may obtain copies of the prospectuses from iCAD by submitting such written request to Annette Heroux of iCAD at 4 Townsend West, Suite 17, Nashua, NH 03603.

All of the shares of our Common Stock issuable upon exercise of eligible Options under the 2001 Plan, 2002 Plan, 2004 Plan, ISS Plan, and the Non-Plan Options as well as the shares of our Common Stock that will be issuable upon exercise of all New Options to be granted under either of the 2001 Plan, 2002 Plan, ISS Plan, 2004 Plan or as Non-Plan Options pursuant to the offer, have been or will be registered under the Securities Act on a registration statement on Form S-8 filed with the SEC. Unless you are one of our affiliates, you generally will be able to sell your shares of Common Stock issuable upon exercise of the eligible Options or New Options, as the case may be, free of any transfer restrictions under applicable federal securities laws.

Important Note. The statements in this offer concerning the 2001 Plan, 2002 Plan, 2004 Plan and ISS Plan and the Non-Plan Options are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, all provisions of the 2001 Plan, 2002 Plan, 2004 Plan and the ISS Plan, and the Non-Plan Options, the forms of stock option agreement under the 2001 Plan, 2002 Plan, 2004 Plan, ISS Plan and the Non-Plan Options and any other terms and conditions of the New Options.

Please contact Annette Heroux by e-mail at aheroux@icadmed.com or by telephone at (603) 882-5200, to request and obtain a copy of the 2001 Plan, 2002 Plan, 2004 Plan or the ISS Plan or a copy of the form of Non-Plan Options. We will promptly furnish you copies of these documents at our expense.

10. INFORMATION CONCERNING iCAD.

iCAD was incorporated in 1984 in the State of Delaware, as Howtek, Inc., and has sold and supported over 20,000 high quality, professional graphic arts, photographic and medical imaging systems worldwide. In 2001, iCAD elected to concentrate on its medical imaging and women’s health businesses with an objective of expanding this business through increased product offerings. This goal was advanced in June 2002 with the acquisition of Intelligent Systems Software, Inc. (“ISSI”), a software company offering computer aided detection systems for breast cancer. Subsequently, on December 31, 2003, iCAD acquired Qualia Computing, Inc. (“Qualia”), a privately held company based in Beavercreek Ohio, and its subsidiaries, including CADx Systems, Inc. (together “CADx”), bringing together two of the three companies approved by the US Food and Drug Administration (“FDA”) to market computer aided detection of breast cancer solutions in the United States. Our principal executive offices are located at 4 Townsend West, Suite 17, Nashua, NH 03603 and our telephone number is (603) 882-5200. Our website is www.icadmed.com. The information on our website is not a part of this offer.

iCAD develops and markets computer aided detection (CAD) and decision support solutions for medical diagnostics, primarily for early detection of breast cancer through screening and diagnostic mammography. iCAD has positioned its Second Look® mammography products to meet the CAD needs of x-ray film-based (or analog) mammography practices and of practices which have made or are making the transition from film-based to digital breast image capture. iCAD also provides complementary viewing products offering digital viewing benefits to otherwise film-based mammography practices, and comparative reading products supporting the transition of practices from film to digital workflows. Since receiving FDA approval for its first breast cancer detection product in 2002, over 1,200 film-based and digital mammography practices have chosen iCAD early detection and comparative reading products, domestically and internationally.

Set forth below is selected financial data of iCAD for the periods presented which is derived from the Company’s audited consolidated financial statements for the years ended December 31, 2001, 2002, 2003, 2004 and 2005 and the unaudited financial statements for the three and six months ended June 30, 2006. The selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and iCAD’s audited financial statements as of and for the years ended December 31, 2005, 2004, 2003 and the related notes included in iCAD’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and iCAD’s unaudited financial statements as of and for the six months ended June 30, 2006 and the related notes included in iCAD’s Quarterly Report on Form 10Q for the Quarterly Period ended June 30, 2006.

Selected Statement of Operations Data

	Year Ended December 31,					Six Months Ended June 30,
						Unaudited	unaudited
	2005	2004	2003	2002	2001	2005	2006
Sales	$19,769,822	$23,308,462	$6,520,306	$5,000,184	$4,835,297	$10,238,711	$8,243,343
Gross margin	15,133,765	16,775,166	3,578,643	(161,459)	898,891	7,949,774	6,487,056
Total operating expenses	19,888,292	17,042,385	11,662,396	9,208,664	3,439,557	8,274,256	10,623,561
(Loss) from operations	(4,754,527)	(267,219)	(8,083,753)	(9,370,123)	(2,540,666)	(324,482)
Interest expense - net	3,961	561,044	114,655	48,167	80,105	47,251	27,688
Net (loss)	(4,758,488)	(828,263)	(8,198,408)	(9,418,290)	(2,620,771)	(441,733)	(4,164,193)
Net (loss) available to common stockholders	(4,880,218)	(961,263)	(8,342,666)	(9,566,340)	(2,775,821)	(502,936)	(4,225,394)
Net (loss) per share	(0.13)	(0.03)	(0.31)	(0.46)	(0.20)	(0.01)	(0.11)

Weighted average shares outstanding
basic	36,627,696	34,057,775	26,958,324	20,928,397	13,950,119	36,501,117	36,871,460
Diluted	36,627,696	34,057,775	26,958,324	20,928,397	13,950,119	36,501,117	36,871,460

Selected Balance Sheet Data

	As of December 31,					At June 30,
	2005	2004	2003	2002	2001	2006 unaudited
Total current assets	$11,256,855	$14,289,588	$11,115,003	$3,116,665	$3,586,602	$9,152,158
Total assets	61,527,835	65,136,107	62,662,136	26,077,356	4,161,125	58,872,724
Total current liabilities	8,166,756	5,990,562	7,761,506	4,313,690	2,003,807	6,772,520
Loans payable to related parties, including
current portion	258,906	300,000	3,630,000	200,000	500,000	2,758,906
Note payable, including current portion	1,875,000	3,375,000	4,608,390	173,916	178,870	1,125,000
Convertible Subordinated Debentures,
including current portion	—	—	10,000	10,000	10,000	—
Stockholders' equity	52,727,173	56,970,545	47,895,630	21,455,276	2,039,557	49,048,498

Certain risk factors regarding iCAD are set forth in Item 1A-Risk Factors of our Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and are incorporated herein by reference. Additional information about iCAD is available from the documents described in Section 17.

11.	INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND AGREEMENTS CONCERNING THE OPTIONS

A list of our executive officers and directors is attached to this Offer to Exchange as Schedule A. The following table sets forth information regarding the number and range and average exercise prices of Eligible Options held by our executive officers and directors that will be eligible to participate in the offer:

Name	Number of Options	Exercise Price Range	Weighted Average Exercise Price
Kenneth Ferry	—	—	—
Jeffrey Barnes	—	—	—
Darlene Deptula-Hicks	—	—	—
Stacey Stevens	—	—	—
Robert Howard	75,000	$2.76	$2.76
Rachel Brem	45,000	$3.35	$3.35
George Farley	45,000	$3.35	$3.35
James Harlan	—	—	—
W. Scott Parr	250,000	$2.69-$3.92	$3.43
Maha Sallam	100,000	$3.49	$3.49
Herschel Sklaroff	45,000	$3.35	$3.35
Elliot Sussman	—	—	—
Executive Officers as a group (4 persons)	—	—	—
Non-Executive Officer Directors as a group (8 persons)	560,000	$2.69-$3.92	$3.33

As of September 20, 2006, our executive officers and directors as a group held Eligible Options to purchase a total of 560,000 shares of our Common Stock, representing approximately 33.1% of all Eligible Options which may be tendered pursuant to this offer. Our executive officers and our directors are eligible to participate in the offer and tender their Eligible Options for exchange.

Please see our Schedule A to this Offer to Exchange for information regarding the amount of our securities beneficially owned by our executive Officers and Directors as of September 21, 2006. During the past 60 days, no individuals have exercised options to acquire shares of our Common Stock.

Except as otherwise described above and other than ordinary course purchases in the open market, or option grants by iCAD to its new Executive Vice President of Finance and Chief Financial Officer neither we, nor to the best of our knowledge, any of our Directors, executive officers or affiliates, has effectuated any transactions involving options or the Common Stock issuable upon the exercise of options during the 60 days prior to the date of this Offer to Exchange.

Except as described in our definitive proxy statement on Schedule 14A filed with the SEC on September 22, 2006, neither we nor, to the best of our knowledge, any of our Directors, executive officers or affiliates, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the offer with respect to any of our securities, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

12.	STATUS OF OPTIONS ACQUIRED BY US IN THE OFFER; ACCOUNTING CONSEQUENCES OF THE OFFER

All tendered Eligible Options that we accept for exchange will be cancelled immediately upon such acceptance. The shares subject to each cancelled option will be available for re-grant and issuance under the particular Stock Plan under which that option was granted and will be used to fund the shares of common stock which become issuable on exercise of future stock option awards to employees and other eligible plan participants without further stockholder action, except as required by applicable law, the rules of the Nasdaq Capital Market or any other securities quotation system or any stock exchange on which our shares are then quoted or listed or trading.

We will recognize a compensation expense for financial reporting purposes with respect to the options issued pursuant to the offer. The amount of the expense will be determined on an option-by-option basis and will be equal to the amount by which (i) The fair value of each tendered option exceeds (ii) the fair value of the cancelled Eligible Options as calculated immediately before their cancellation. Such fair value will be determined in accordance with the valuation standards of Financial Accounting Standard 123R. Any resulting compensation charge will be recognized at the Replacement Grant Date. Assuming all Eligible Options are tendered for exchange, we currently anticipate that the total compensation expense to iCAD attributable to those New Options for which Eligible Options are tendered and exchanged will be immaterial. However, there can be no assurance that such expense will not be material since we are unable to predict with certainty the impact of the Exchange Offer because we cannot predict how many Eligible Options will be tendered or the exercise price of the New Options.

13. LEGAL MATTERS; REGULATORY APPROVALS

Under Nasdaq Marketplace Rule 4350 approval of holders of the Company’s voting securities is required for the Company to issue the New Options pursuant to the Exchange Offer.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our cancellation of Eligible Options and issuance of New Options as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our options as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We are unable to predict whether we may determine that we are required to delay the acceptance of Eligible Options for cancellation pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under the offer to accept Eligible Options elected for cancellation is subject to conditions, including the conditions described in Section 7.

14. MATERIAL FEDERAL INCOME TAX CONSEQUENCES

The following is a general summary of the material U.S. federal income tax consequences of the exchange of Eligible Options under this offer.

This discussion is based on the Code, its legislative history, Treasury Regulations and administrative and judicial interpretations as of the date of this Offer, all of which may change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to apply in all respects to all categories of Eligible Employees.

If you are not a United States citizen, you should seek advice from your own tax auditor for the tax consequences.

We recommend that you consult with your tax advisor to determine the tax consequences or social insurance contribution consequences of the Offer. In addition, if you are a tax resident or subject to the tax laws in more than one country, you should be aware that there might be other tax and social insurance consequences in more than one country that may apply to you.

U.S. Federal Income Tax Consequences of Nonqualified Stock Options. The exchange of Eligible Options that are nonqualified options should be treated as a non-taxable exchange and no income should be recognized for U.S. federal income tax purposes upon grant of the New Options. However, when you exercise a New Option, the difference between the exercise price of such option and the fair market value of the shares subject to the option on the date of exercise will be treated as taxable compensation income to you, and you will be subject to withholding of income and employment taxes at that time.

The subsequent sale of the shares acquired pursuant to the exercise of a nonqualified stock option generally will give rise to capital gain or loss equal to the difference between the sale price and the sum of the exercise price paid for the shares plus the ordinary income previously recognized with respect to the shares, and these capital gains or losses will be treated as long-term capital gains or losses if you held the shares for more than one year following exercise of the option.

U.S. Federal Income Tax Consequences of Incentive Stock Options. The exchange of Eligible Options that are incentive stock options under Section 422 of the Internal Revenue Code should be treated as a non-taxable exchange and no income should be recognized for U.S. federal tax purposes upon grant of the New Options. All of the New Options you will be issued in exchange for your Eligible Options will be nonqualified stock options, and will be subject to federal income taxation as described above. Unlike incentive stock options, nonqualified stock options are not eligible for certain favorable tax treatment available to incentive stock options.

Under current law, you would not have realized taxable income when incentive stock options were granted to you. In addition, you generally would not realize taxable income when you exercise an incentive stock option. However, your alternative minimum taxable income would be increased by the amount that the aggregate fair market value of the shares you can purchase under the option, which is generally determined as of the date you exercise the option, exceeds the aggregate exercise price of the option. Generally, if an incentive stock option is exercised more than three months after your employment is terminated, even if permitted by your option agreement, the option will not be treated as an incentive stock option and will be subject to taxation under the rules applicable to nonqualified stock options that are discussed above.

If you sell common stock that you acquired by exercising an incentive stock option, the tax consequences of the sale depend on whether the disposition is “qualifying” or “disqualifying.” The disposition of the common stock is qualifying if it is made after the later of: (a) more than two years from the date the incentive stock option was granted and (b) more than one year after the date the incentive stock option was exercised.

If the disposition of the common stock you receive when you exercise incentive stock options is qualifying, any excess of the sale price over the exercise price of the option will be treated as long-term capital gain taxable to you at the time of the sale. If the disposition is not qualifying, which we refer to as a “disqualifying disposition,” the excess of the fair market value of the common stock on the date the option was exercised over the exercise price will be taxable ordinary income to you at the time of the sale. However, if the difference between the sale price and the option exercise price is less than the difference between the fair market value of the common stock on the exercise date and the exercise price, this lesser amount is ordinary income to you. Any amount in excess of the ordinary income amount will be long term capital gain or short term capital gain, depending on whether or not the common stock was sold more than one year after the option was exercised.

The above description is only a summary of the U.S. federal income tax consequences of the exchange of Eligible Options under this Offer, and is not intended to provide you with any tax advice in connection with this summary or this Offer. We recommend that you consult your own tax advisor with respect to the federal, state, local and foreign tax consequences of participating in this Offer.

15. EXTENSION OF OFFER; TERMINATION; AMENDMENT

We may, at any time, regardless of whether or not any event set forth in Section 7 has occurred or is deemed by us to have occurred, extend the period of time during which the offer is open and thereby delay the acceptance for cancellation of any Eligible Options by giving oral, written, or electronic notice of such extension to the optionholders or by making a public announcement of such extension. We also may, prior to the Expiration Date, decide to terminate or amend the offer or to postpone our acceptance and cancellation of any Options elected for exchange upon the occurrence of any of the conditions specified in Section 7, by giving oral, written, or electronic notice of such termination or postponement to the optionholders or by making a public announcement of such termination or postponement or by giving notice in any other manner permitted by applicable law. Our right to postpone accepting and canceling Eligible Options may be limited by Rule 13e-4(f)(5) under the Securities Exchange Act of 1934 (the “Exchange Act”), which requires that we pay the consideration offered or return the Eligible Options promptly after we terminate or withdraw this offer.

Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in Section 7 has occurred or is deemed by us to have occurred, to amend the offer in any respect, including, without limitation, by decreasing or increasing the consideration offered to optionholders in the offer or by decreasing or increasing the number of Eligible Options to be exchanged in the offer.

Amendments to the offer may be made at any time and from time to time. Any notice of such amendment required pursuant to the offer or applicable law will be disseminated promptly to eligible persons in a manner reasonably designated to inform holders of Eligible Options of such change and filed with the SEC as an amendment to the Schedule TO. We have no obligation to publish, advertise or otherwise communicate any such notice except as required or permitted by applicable law.

If we materially change the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. These rules require the minimum period during which a tender or exchange offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, and will depend on the funds and circumstances, including the relative materiality of such terms or information.

16. FEES AND EXPENSES.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting elections to exchange Eligible Options pursuant to the offer. You will be responsible for any expenses incurred by you in connection with your election to participate in this offer including, but not limited to, mailing, faxing and telephone expenses, as well as any expenses associated with any tax, legal or other advisor consulted or retained by you in connection with this offer.

17. ADDITIONAL INFORMATION.

We recommend that, in addition to this Offer to Exchange, the Letter of Transmittal, and Notice of Withdrawal, you review the following materials, which we have filed with the SEC, before making a decision on whether to elect to cancel your options:

(a)	our Annual Report on Form 10-K for the year ended December 31, 2005, filed with the SEC on March 31, 2006;

(b)	our Quarterly report on Form 10-Q for the quarter ended June 30, 2006, filed with the SEC on August 14, 2006;

(c)	our definitive proxy statement on Schedule 14A for our 2006 annual meeting of stockholders, filed with the SEC on September 22, 2006

(d)	our Current Reports on Form 8-K filed with the SEC on May 9, 2006, June 19, 2006, September 13, 2006, September 18, 2006 and September 19, 2006; and

(e)	the description of our Common Stock contained in our registration statement on Form 8-A, together with any amendments or reports we file for the purpose of updating that description.

These filings and the other reports, registration statements and other filings can be inspected and copies at the reference facilities maintained by the SEC at its public reference room located at 100 F Street, N.E., Room 1580, Washington, DC 20549.

Copies of all or any part of such documents may be obtained from such offices upon the payment of the fees prescribed by the SEC. You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-732-0330.

Our SEC filings are also available to the public on the SEC’s Internet site at http://www.sec.gov.

We will also provide without charge to each person to whom a copy of this Offer to Exchange is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:

iCAD, Inc.
Attention: Annette Heroux
4 Townsend West, Suite 17
Nashua, NH 03603

You may also make a request by telephone at (603) 882-5200 between the hours of 9:00 a.m. and 5:00 p.m., Eastern Time, Monday through Friday.

If you find inconsistencies between the foregoing documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.

The information contained in this Offer to Exchange about iCAD should be read together with the information contained in the documents to which we have referred you.

18. MISCELLANEOUS.

This Offer to Exchange and our SEC Reports referred to above include “forward-looking statements.” When used in this Offer to Exchange, the words “believe,” expect,” “anticipate,” “intend,” and “plan” as they relate to iCAD, Inc. or our management, are intended to identify these forward-looking statements. All statements by us regarding our expected future financial position and operating results, our business strategy, our financing plans and expected capital requirements, forecasted trends relating to our services or the markets in which we operate and similar matters are forward-looking statements. The documents we filed with the SEC including our Annual Report on Form 10-K filed for the fiscal year ended December 31, 2005 discuss some of the risks that could cause our actual results, performance or achievements to be materially different from those expressed or implied in the forward-looking statements. We undertake no obligation to update or revise publicly any forward-looking statement.

We are not aware of any jurisdiction where the making of the offer violates applicable law. If we become aware of any jurisdiction where the making of the offer violates applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will elections to cancel Eligible Options be accepted from or on behalf of, the optionholders residing in such jurisdiction.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD ELECT TO EXCHANGE OR REFRAIN FROM EXCHANGING YOUR ELIGIBLE OPTIONS PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE ACCOMPANYING LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

iCAD, Inc.

September 22, 2006

SCHEDULE A

INFORMATION CONCERNING THE DIRECTORS AND
EXECUTIVE OFFICERS OF iCAD, INC.

The Directors and Executive Officers of ICAD, Inc. and their position and offices as of September 21, 2006, are set forth in the following table:

Name	Position and Offices Held
Robert Howard	Chairman of the Board
W. Scott Parr	Vice Chairman of the Board
Kenneth M. Ferry	President, Chief Executive Officer and Director
Darlene-Deptula Hicks	Executive Vice President Finance, Chief Financial Officer
Jeffrey Barnes	Senior Vice President of Sales
Stacey Stevens	Senior Vice President of Marketing and Strategy
Maha Sallam	Vice President* and Director
Rachel Brem	Director
George Farley	Director
James Harlan	Director
Herschel Sklaroff	Director
Elliot Sussman	Director

*denotes non executive officer

The address of each Director and Executive Officer is: c/o iCAD, Inc., 4 Townsend West, Suite 17, Nashua, NH 03603.

A-1

The following table sets forth certain information regarding our Common Stock, and our Series A and Series B Convertible Preferred Stock owned on September 21, 2006 by (i) each of our executive officers, (ii) each of our directors and (iii) each of our current executive officers and directors as a group.

Name and Address of Beneficial Owner	Title of Class	Number of Shares Beneficially Owned	Percentage of Class
Robert Howard	Common	5,991,037	15.6%
Maha Sallam	Common	2,001,920	5.4%
W. Scott Parr	Common	815,645	2.2%
	Preferred Series A	550	10.7%
	Preferred Series B	50	4.4%
Dr. Herschel Sklaroff	Common	88,942	*
Dr. Rachel Brem	Common	45,000	*
George Farley	Common	45,000	*
James Harlan	Common	185,000	*
Dr. Elliot Sussman	Common	48,000	*
Kenneth Ferry	Common	160,000	*
Darlene Deptula-Hicks	Common	55,000	*
Jeffrey Barnes	Common	45,000	*
Stacey Stevens	Common	30,000	*
All current executive officers and	Common	9,511,144	23.8%
directors as a group (12 persons)
	Preferred Series A	550	10.7%
	Preferred Series B	50	4.4%

* Less than one percent

A-2